Exhibit 23.2

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

March 10, 2023

Boards of Directors

Peru Federal Savings Bank

PFS Bancorp, Inc.

1730 Fourth Street

Peru, Illinois 61354

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission by PFS Bancorp, Inc. We also hereby consent to the inclusion of, summary of, and references to our Conversion Valuation Appraisal and any Conversion Valuation Appraisal Updates and our statements concerning subscription rights and liquidation rights in such filings and amendments, including the prospectus of PFS Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

Feldman Financial Advisors, Inc.